Exhibit 99.1

hhgregg Announces Second Fiscal Quarter Operating Results

Second Quarter Highlights

•	Net sales increased 28.6% to $618.6 million

•	Comparable store sales increased 1.5%

•	Net income per diluted share increased 60% to $0.16 vs. net income per diluted share of $0.10 in the prior year quarter

•	The Company repurchased approximately 1.2 million shares of its common stock for $12.9 million under its stock repurchase program

•	The Company opened 24 new stores in the second fiscal quarter, for a first half total of 31 new stores, and remains on track to open 35 new stores in fiscal year 2012

•	The Company is updating its earnings per diluted share guidance to a range of $1.26 to $1.41, from previous guidance of $1.20 to $1.35 predominately to account for share repurchases made to date

INDIANAPOLIS, November 2, 2011—hhgregg, Inc. (NYSE: HGG):

	Three Months Ended September 30,		Six Months Ended September 30,
(unaudited, dollar amounts in thousands, except per share data)	2011	2010	2011	2010
Net sales	$618,603	$480,926	$1,050,058	$916,901
Net sales % increase	28.6%	44.8%	14.5%	48.7%
Comparable store sales % increase (decrease) (1)	1.5%	(1.5)%	(5.0)%	2.2%
Gross profit as % of net sales	28.6%	30.0%	29.2%	30.2%
SG&A as % of net sales	20.6%	22.1%	22.0%	22.6%
Net advertising expense as a % of net sales	4.9%	5.0%	4.8%	4.8%
Depreciation and amortization expense as a % of net sales	1.3%	1.4%	1.5%	1.4%
Income from operations as a % of net sales	1.7%	1.6%	0.9%	1.5%
Net interest expense as a % of net sales	0.1%	0.3%	0.1%	0.3%
Net income	$6,026	$3,937	$5,265	$6,661
Net income per diluted share	$0.16	$0.10	$0.13	$0.17
Weighted average shares outstanding—diluted	38,097,564	40,311,113	39,021,215	40,325,925
Number of stores open at the end of the period	204	169

(1)	Comprised of net sales of stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

hhgregg, Inc. (“hhgregg” or the “Company”) today reported net income of $6.0 million for the three month period ended September 30, 2011, or $0.16 per diluted share, compared with net income of $3.9 million, or $0.10 per diluted share, for the comparable prior year period. For the six month period ended September 30, 2011, net income was $5.3 million, or $0.13 per diluted share, compared with net income of $6.7 million, or $0.17 per diluted share for the comparable prior year period. The increase in net income for the three month period ended September 30, 2011 was the result of an increase in net sales due to the net addition of 35 stores during the past 12 months, a comparable store sales increase of 1.5% and a decrease in SG&A as a percentage of net sales, partially offset by a decrease in gross profit margin. The decrease in net income for the six month period ended September 30, 2011 was the result of a comparable store sales decrease of 5.0% and a decrease in gross profit margin, partially offset by an increase in net sales due to the net addition of 35 stores during the past 12 months and a decrease in SG&A as a percentage of net sales.

Dennis May, President and Chief Executive Officer of the Company, commented, “We were pleased with our overall results during the quarter and our ability to deliver strong growth in both net sales and net income per diluted share. During the quarter, our strategic initiatives began to gain traction and generate favorable results. We launched our new website, gained market share in appliances, and expanded our assortment in the home office category, all while successfully opening 24 new stores in the Chicago and Miami markets. Additionally, we drove customer traffic and market share gains through increased promotional activity, primarily in the video category. While this resulted in pressure on our gross margin performance in the video category, this approach enabled us to generate positive comparable store sales.”

Net sales for the three and six months ended September 30, 2011 increased 28.6% and 14.5%, respectively, to $618.6 million and $1.1 billion, respectively, compared to the comparable prior year periods. The increase in net sales for the three months ended September 30, 2011 was attributable to the net addition of 35 stores during the past 12 months and a comparable store sales increase of 1.5%. The increase in net sales for the six months ended September 30, 2011 was attributable to the net addition of 35 stores during the past 12 months, partially offset by a comparable store sales decrease of 5.0%. Net sales mix and comparable store sales percentage changes by product category for the three and six months ended September 30, 2011 and 2010 were as follows:

	Net Sales Mix				Comparable Store Sales
	Three Months Ended September 30,		Six Months Ended September 30,		Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010	2011	2010	2011	2010
Video	42%	44%	40%	42%	(4.0)%	1.6%	(11.1)%	2.0%
Appliances	40%	39%	42%	41%	7.0%	(3.9)%	(2.3)%	5.5%
Home Office (1)	8%	6%	7%	5%	23.9%	27.3%	34.0	11.6
Other (2)	10%	11%	11%	12%	(8.7)%	(12.7)%	(9.4)%	(10.9)%

Total	100%	100%	100%	100%	1.5%	(1.5)%	(5.0)%	2.2%

(1)	Primarily consists of computers, mobile phones and tablets.
(2)	Primarily consists of audio, furniture and accessories, mattresses and personal electronics.

During the three month period ended September 30, 2011, comparable store sales returned to positive growth. The increase in comparable store sales for the Company resulted from increases in the appliance and the home office categories, partially offset by declines in the video and other categories. The appliance category saw both increased demand as well as an increase in average selling prices driven largely by the Company’s initiatives to capture increased market share and outpace the marketplace in comparable store sales growth. The home office category was led by increased demand in notebook computers and the offering of tablets. The video category comparable store sales decline was driven by a double digit decrease in average selling prices slightly offset by increased unit demand. The decrease in comparable store sales for the other category was primarily a result of double digit comparable store sales decreases in camcorders and small electronics, partially offset by strong double digit growth in the mattress category.

Gross profit margin, expressed as gross profit as a percentage of net sales, decreased approximately 145 basis points for the three months ended September 30, 2011 to 28.6% from 30.0% for the comparable prior year period. For the six months ended September 30, 2011, gross profit margin decreased approximately 94 basis points to 29.2% from 30.2% for the comparable prior year period. These decreases were largely due to gross profit margin pressure in the video category, which was primarily the result of our increased promotional activity during the period. Management expects the negative gross margin rate impact to continue through the end of the fiscal year in the video category. The home office category, which carries a gross profit margin lower than the Company average, increased as an overall percentage of the Company’s sales mix. This increase in sales mix resulted in a decrease in the Company’s gross profit margin percentage. Increased sales promotional activity during the quarter also drove modest declines in gross profit margin across other major product categories.

SG&A expense, as a percentage of net sales, decreased approximately 144 basis points for the three month period ended September 30, 2011 and approximately 59 basis points for the six month period ended September 30, 2011, compared to the respective prior year periods. The decrease in SG&A as a percentage of net sales was largely a result of sales leverage on occupancy cost and wage expense due to the comparable store sales increase and strong grand opening performance from the new store openings during the quarter.

Net advertising expense, as a percentage of net sales, decreased approximately 4 basis points during the three months ended September 30, 2011 and increased approximately 4 basis points during the six months ended September 30, 2011, compared to the respective prior year periods. The decrease as a percentage of net sales for the three month period was driven largely by the sales leverage of the Company’s comparable store sales increase. The increase as a percentage of sales for the six month period was driven largely by the sales deleverage of the Company’s comparable store sales decrease.

The Company’s effective income tax rate for the three months ended September 30, 2011 decreased to 38.4% from 39.3% in the comparable prior year period. The decrease in the effective income tax rate is primarily the result of federal income tax credits recognized under the Hiring Incentives to Restore Employment Act of 2010. The Company’s effective income tax rate for the six months ended September 30, 2011 increased to 40.6% from 39.4% in the comparable prior year period. The increase in the effective income tax rate for the six month period is primarily the result of a charge in the Company’s first fiscal quarter to write off deferred tax assets associated with a reduction in the Company’s state deferred income tax rate. This reduction in the state deferred income tax rate is the result of a scheduled reduction in Indiana’s corporate income tax rate beginning July 1, 2012.

Share Repurchase

During the fiscal quarter ended September 30, 2011, the Company repurchased 1,206,049 shares of its common stock at a total cost of $12.9 million. The shares were repurchased under the Company’s $50 million share repurchase program that was authorized by the Company’s Board of Directors on May 19, 2011 and expires on May 19, 2012. To date, the Company has repurchased 2,714,289 shares of its common stock at a total cost of $35.0 million. As of September 30, 2011, the Company had approximately $15.0 million authorized to repurchase shares of common stock remaining under the current share repurchase program.

Fiscal Year 2013 Store Growth Plans

The Company expects to open between 20-25 new stores in fiscal year 2013. The store growth will be predominantly surrounding hhgregg’s new regional distribution center that was opened in the Chicago, Illinois market this year. New markets for fiscal year 2013 are expected to include St. Louis, Missouri Milwaukee, Wisconsin and other locations in Illinois.

Dennis May stated, “We remain committed to growing our store base over the longer-term. Over the past three years, we have been able to take advantage of the soft real-estate market in areas such as Chicago, Philadelphia, Miami and Washington D.C. We have been very pleased with the consumer’s acceptance of our model in new and existing markets and remain excited about our future market expansions in achieving our long-term goal of becoming a national retailer.”

Guidance

The Company expects net income per diluted share to be within a range of $1.26 to $1.41, from a previous range of $1.20 to $1.35. The updated guidance reflects the positive $0.06 per diluted share impact from share repurchases completed to date; the previous guidance did not include any impact of share repurchases.

Included in the Company’s guidance, are the following annual assumptions:

•	Net sales increase of 20% to 25%, from a previous range of 15% to 20%

•	Comparable store sales of flat to positive 3%, from a previous range of negative 3% to flat

•	The opening of 35 new stores, from a previous range of 35 to 40 new stores

•	Capital expenditures of approximately $65 million to $70 million, updated from a previous range of $75 to $80 million

•	An effective income tax rate of 38.5% to 39.0%

•	The impact of share repurchases of $0.06 per diluted share at the mid-point of the guidance range

Jeremy Aguilar, Chief Financial Officer of the Company, commented, “We are adjusting our guidance as previously provided during the beginning of the year to be within a range of $1.26 to $1.41 per diluted share to predominately reflect the accretive impact of our share repurchase activity to date. Looking forward for the remainder of the year, we believe that we will be able to continue to increase our market share and drive sales increases above our previous expectations which should also deliver additional SG&A leverage as a percentage of net sales. However, we expect that these benefits will be offset by the impact of the video gross margin rate pressure as well as increased marketing spend to drive our incremental market share gains and top line results.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three months ended September 30, 2011, on Wednesday, November 2, 2011 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances and related services operating under the name hhgregg™. hhgregg currently operates 204 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2011 Form 10-K filed May 26, 2011. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(In thousands, except share and per share data)
Net sales	$618,603	$480,926	$1,050,058	$916,901
Cost of goods sold	441,924	336,594	743,065	640,181

Gross profit	176,679	144,332	306,993	276,720
Selling, general and administrative expenses	127,676	106,201	230,920	207,048
Net advertising expense	30,466	23,897	50,661	43,857
Depreciation and amortization expense	8,184	6,514	15,471	12,393

Income from operations	10,353	7,720	9,941	13,422
Other expense (income):
Interest expense	571	1,240	1,083	2,451
Interest income	—	(9)	(4)	(15)

Total other expense	571	1,231	1,079	2,436

Income before income taxes	9,782	6,489	8,862	10,986
Income tax expense	3,756	2,552	3,597	4,325

Net income	$6,026	$3,937	$5,265	$6,661

Net income per share
Basic	$0.16	$0.10	$0.14	$0.17
Diluted	$0.16	$0.10	$0.13	$0.17
Weighted average shares outstanding-basic	37,860,450	39,431,742	38,676,500	39,141,522
Weighted average shares outstanding-diluted	38,097,564	40,311,113	39,021,215	40,325,925

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	71.4	70.0	70.8	69.8

Gross profit	28.6	30.0	29.2	30.2
Selling, general and administrative expenses	20.6	22.1	22.0	22.6
Net advertising expense	4.9	5.0	4.8	4.8
Depreciation and amortization expense	1.3	1.4	1.5	1.4

Income from operations	1.7	1.6	0.9	1.5
Other expense (income):
Interest expense	0.1	0.3	0.1	0.3
Interest income	—	—	—	—

Total other expense	0.1	0.3	0.1	0.3

Income before income taxes	1.6	1.3	0.8	1.2
Income tax expense	0.6	0.5	0.3	0.5

Net income	1.0%	0.8%	0.5%	0.7%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2011, MARCH 31, 2011 AND SEPTEMBER 30, 2010

(UNAUDITED)

	September 30, 2011	March 31, 2011	September 30, 2010
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$2,113	$72,794	$59,451
Accounts receivable—trade, less allowances of $51, $134 and $150, respectively	12,422	8,931	8,839
Accounts receivable—other	31,892	19,806	26,794
Merchandise inventories, net	345,954	212,008	270,137
Prepaid expenses and other current assets	4,948	11,062	9,542
Income tax receivable	11,566	—	17,616
Deferred income taxes	7,457	5,606	6,976

Total current assets	416,352	330,207	399,355

Net property and equipment	201,982	162,781	152,547
Deferred financing costs, net	2,988	3,232	2,594
Deferred income taxes	36,829	52,385	57,186
Other assets	1,242	1,040	1,011

Total long-term assets	243,041	219,438	213,338

Total assets	$659,393	$549,645	$612,693

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$160,454	$94,363	$120,651
Line of credit	33,900	—	—
Current maturities of long-term debt	—	—	908
Customer deposits	36,310	21,791	23,887
Accrued liabilities	54,107	49,191	50,289

Total current liabilities	284,771	165,345	195,735

Long-term liabilities:
Long-term debt, excluding current maturities	—	—	86,979
Other long-term liabilities	84,424	67,714	61,781

Total long-term liabilities	84,424	67,714	148,760

Total liabilities	369,195	233,059	344,495

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2011, March 31, 2011 and September 30, 2010, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 39,755,739, 39,724,737 and 39,492,733 shares issued; and 37,041,450, 39,724,737 and 39,492,733 shares outstanding as of September 30, 2011, March 31, 2011 and September 30, 2010 respectively	4	4	4
Additional paid-in capital	272,062	268,715	262,793
Accumulated other comprehensive loss	—	—	(919)
Retained earnings	53,173	47,908	6,361
Common stock held in treasury at cost, 2,714,289, 0 and 0 shares as of September 30, 2011, March 31, 2011 and September 30, 2010, respectively	(35,000)	—	—

	290,239	316,627	268,239
Note receivable for common stock	(41)	(41)	(41)

Total stockholders’ equity	290,198	316,586	268,198

Total liabilities and stockholders’ equity	$659,393	$549,645	$612,693

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(UNAUDITED)

	Six Months Ended
	September 30, 2011	September 30, 2010
	(In thousands)
Cash flows from operating activities:
Net income	$5,265	$6,661
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	15,471	12,393
Amortization of deferred financing costs	332	602
Stock-based compensation	3,100	2,627
Excess tax benefits from stock-based compensation	(21)	(13,338)
Gain on sales of property and equipment	(131)	(201)
Deferred income taxes	13,705	6,047
Tenant allowances received from landlords	10,059	9,343
Changes in operating assets and liabilities:
Accounts receivable—trade	(3,491)	(1,527)
Accounts receivable—other	(12,086)	(3,383)
Merchandise inventories	(133,946)	(68,634)
Income tax receivable	(11,566)	(3,654)
Prepaid expenses and other assets	5,912	(1,781)
Accounts payable	49,119	(16,678)
Customer deposits	14,519	3,557
Accrued liabilities	4,899	5,443
Other long-term liabilities	6,780	3,092

Net cash used in operating activities	(32,080)	(59,431)

Cash flows from investing activities:
Purchases of property and equipment	(55,793)	(39,364)
Proceeds from sales of property and equipment	4	74

Net cash used in investing activities	(55,789)	(39,290)

Cash flows from financing activities:
Purchases of treasury stock	(35,000)	—
Proceeds from exercise of stock options	264	3,180
Excess tax benefits from stock-based compensation	21	13,338
Net settlement of shares—payment of witholding tax	—	(11,122)
Net increase (decrease) in bank overdrafts	18,091	(4,650)
Net borrowings on line of credit	33,900	—
Payments on notes payable	—	(454)
Payment of financing costs	(88)	—
Other, net	—	43

Net cash provided by financing activities	17,188	335

Net decrease in cash and cash equivalents	(70,681)	(98,386)
Cash and cash equivalents
Beginning of period	72,794	157,837

End of period	$2,113	$59,451

Supplemental disclosure of cash flow information:
Interest paid	$88	$1,815
Income taxes paid	$3,375	$1,571
Capital expenditures included in accounts payable	$5,462	$2,958

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2010, 2011 and 2012

(Unaudited)

	FY2010				FY2011				FY2012
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Beginning Store Count	110	111	118	127	131	157	169	173	173	180	204	204
Store Openings	1	7	10	4	26	12	4	1	7	24
Store Closures	—	—	(1)	—	—	—	—	(1)	—

Ending Store Count	111	118	127	131	157	169	173	173	180	204	204	204

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.